Exhibit 10.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned President and Secretary of SIONIX CORPORATION, a Nevada corporation (the “Company”), certifies effective as of this 3rd day of September, 2013, that pursuant to authority granted to and vested in the Board of Directors of the Company by the provisions of the Articles of Incorporation and in accordance with the provisions of the Nevada Revised Statutes, its Board of Directors has duly adopted the following resolutions creating the Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by Article 4-Capital Stock of the Company’s Articles of Incorporation, as amended, a series of preferred stock of the Company be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Company, such series to be designated Series A Convertible Preferred Stock (the “SACPS”), to consist of Five Hundred Thousand (500,000) shares of Preferred Stock, $.0001 par value, with a stated value of Twenty dollars ($20.00) per share (the “Stated Value”), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Company’s Articles of Incorporation) as follows:

1.           Dividends and Distributions.

a.         Holders of the SACPS shall be entitled to receive cumulative preferential dividends equal to 10% per annum of the Stated Value per share of the SACPS. Dividends shall be payable in arrears when and as declared by the Board of Directors. Dividends shall accrue quarterly on the last day of every March, June, September and December and shall compound on December 31 of each calendar year, in each case whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends from the date of original issuance of such shares. The shares of SACPS are expected to be issued in exchange for Twenty dollars ($20.00) per share, for a minimum of One Hundred Thousand dollars ($100,000.00) per unit. Dividends may be paid in cash or in kind with Common Stock; at the discretion of the Company’s Board of Directors.

b.         All accrued but unpaid dividends shall become immediately due and payable upon an underwritten public offering of Common Stock of the Company registered pursuant to the Securities Act of 1933 (the “Securities Act”) and resulting in gross cash proceeds (before discounts and commissions) of at least $25 million to the Company and a post-offering market capitalization of the Company of at least $100 million (a “Qualified Public Offering”).

c.         So long as any shares of the SACPS are outstanding and unless otherwise approved by the holders of a majority of the outstanding shares of SACPS, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon any equity securities, including any rights or options exercisable for or convertible into any such securities of the Company, including the Common Stock (collectively the “Junior Securities”), nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Junior Securities) by the Company, directly or indirectly.

2.           Voting Rights. In addition to the voting rights of the SACPS required by law, each holder of shares of SACPS shall be entitled to the number of votes equal in the aggregate to the number of votes to which the number of whole shares of Common Stock into which such shares of SACPS held by such holder are convertible would be entitled, at each meeting of the shareholders of the Company (and for purposes of written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or required by law, holders of shares of SACPS shall vote with the holders of shares of Common Stock and any other class of stock entitled to vote and not as a separate class. Except as otherwise provided herein and required by applicable law, any class vote shall be determined by the holders of a majority of the shares of capital stock of such class voting as of the applicable record date.

3.           Certain Transactions. Without the written consent of a majority of the outstanding shares of SACPS or the vote of holders of a majority of the outstanding shares of SACPS at a meeting of the holders of SACPS called for such purpose and subject to any other contractual obligations of the Company, the Company will not (i) merge, consolidate or liquidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Company; (ii) enter into any transaction that results in a deemed liquidation, dissolution or winding up of the Company pursuant to Section 5b; or (iii) enter into any transaction or agreement with any affiliate of the Company that is not in the ordinary course of the Company’s business or that is on terms different than would be achieved in an arm’s length negotiation of such agreement or transaction.

4.           Redemption. The SACPS are not redeemable.

5.           Liquidation Preference.

a.         In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities, the holders of the shares of SACPS shall be entitled to receive (i) first, an amount in cash equal to any accrued and unpaid dividends to the date of distribution and (ii) second, the greater of (1) the Stated Value of each share of SACPS or (2) an amount equal in the aggregate to the payments or distributions to which such holder would be entitled if such holder had converted such shares of SACPS into the number of whole shares of Common Stock into which such shares of SACPS are convertible (as adjusted from time to time pursuant to Section 6 hereof). Unless otherwise agreed to by holders of a majority of the outstanding shares of SACPS, any accrued or unpaid dividends payable upon the liquidation, dissolution or winding up of the Company shall be payable in cash only. Except as provided in the preceding sentence, holders of shares of SACPS shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of SACPS shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any equity security issued by the Company providing for a liquidation preference on parity with the SACPS, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of SACPS and any such equity security ratably in accordance with the respective amounts that would be payable on such shares of SACPS and any such equity security if all amounts payable thereon were paid in full.

b.         For the purposes of this Section 5, each of (i) a merger, consolidation, reorganization, share exchange or similar transaction (other than a merger, consolidation or conversion solely for the purpose of changing the domicile of the Company and in which the holders of equity securities of the surviving entity are comprised solely of the holders of equity securities of the Company immediately prior to such transaction), (ii) the sale, exchange, conveyance, lease or license of all or substantially all of the assets of the Company, or (iii) any transaction or series of transactions that result in a “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, other than any person or group comprised solely of the original signatories to the Shareholders Agreement, has become the beneficial owner, by way of merger, consolidation or otherwise, of 51% or more of the voting power of all classes of voting securities of the Company, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary of the Company.

c.         Subject to the rights of the holders of any other securities above, after payment shall have been made in full to the holders of the SACPS, as provided in this Section 5, any other series or class or classes of equity securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the SACPS shall not be entitled to share therein.

6.           Conversion.

a.         Conversion Procedure.

(i)	Any holder of shares of SACPS may convert all or any portion of the shares of SACPS (including any fraction of a share) held by such holder into a number of shares of Common Stock for 5,000 shares of Common Stock for each share of SACPS at an initial conversion price per Share of $0.004 (the “Conversion Price”).

(ii)	Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)	Each conversion of shares of SACPS will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of SACPS to be converted, together with properly executed conversion instructions or stock powers, have been surrendered for conversion at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of such shares of SACPS as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iv)	Subject to Section 10, as soon as possible after a conversion has been effected (but in any event within ten business days in the case of subsections (a) and (b) below), the Company will deliver to the converting holder:

(a)	a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)	a certificate representing any shares of SACPS that were represented by the certificate or certificates delivered to the Company in connection with such conversion but that were not converted; and

(c)	cash in payment of accrued unpaid dividends or payment in kind with Common Stock.

(v)	The issuance of certificates for shares of Common Stock upon conversion of shares of SACPS will be made without charge to the holders of such shares of SACPS for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of SACPS, the Company will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(vi)	If any fractional interest in a share of Common Stock would, except for the provisions of this subsection (v), be deliverable upon any conversion of shares of SACPS, the Company, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal to the fair market value of such fractional interest as of the date of conversion, as determined in good faith by the board of directors of the Company.

(vii)	All accrued but unpaid dividends on shares of SACPS to be converted shall be payable upon conversion of such shares in cash.

b.         Conversion Price.

(i)	Each share of SACPS will initially be convertible into 5,000 shares of Common Stock of the Company at a conversion price of $0.004 per share (the “Conversion Price”).

c.         Automatic Conversion. All shares of SACPS shall automatically convert, without any action on the part of the holder thereof, into shares of Common Stock immediately following the consummation of a Qualified Public Offering and the payment of accrued but unpaid dividends pursuant to Section 1a and 1b hereof.

d.         Company Conversion. The Company can convert all shares of SACPS, without any action on the part of the holder thereof, into shares of Common Stock at any time following; (i) the calendar quarter in which the SACPS has been issued and outstanding for two years or (ii) the calendar quarter after which the Company has generated positive cash flow for two fiscal quarters; and the payment of accrued but unpaid dividends pursuant to Section 1a and 1b hereof.

7.           Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous periods) or other distribution, the Company shall mail to each holder of SACPS at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

8.           Registration of Transfers. The Company will keep at its principal office a register for the registration of shares of SACPS. Upon the surrender of any certificate representing shares of SACPS at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of SACPS represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of the appropriate series of SACPS as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of SACPS represented by such new certificate from the date to which dividends have been fully paid on such shares of SACPS represented by the surrendered certificate.

9.           Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of SACPS, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any mutilation, upon surrender of such certificate the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of the appropriate series of SACPS represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of SACPS represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

10.         Reservation of Shares; Status of Shares. As of the date of this Certificate, the Company does not have sufficient shares of Common Stock to allow for the issuance of, or have sufficient shares to satisfy the conversion privileges of the SACPS. The Company agrees that as soon as practicable it will cause its Articles of Incorporation to be amended to provide for such shares to satisfy the conversion privileges of the SACPS. Subject to the immediately preceding sentence, the Corporation shall, at all times when any of the SACPS shall remain outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the SACPS, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding SACPS. All shares of SACPS which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the applicable conversion date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of SACPS so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized SACPS accordingly.

11.          Certain Taxes. The Company shall pay any issue or transfer taxes payable in connection with the issuance or redemption of the SACP

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